EXHIBIT 10.39.5

Agreed Form

The portions of this exhibit marked with “[***]” have been excluded in accordance with Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933 because they are both not material and would like cause competitive harm to the registrant if publicly disclosed.

SERVICES AGREEMENT

between

SANMINA SCI INDIA PRIVATE LTD
and
SANMINA CORPORATION

Dated [●] 2022

EMEA: 1748064-8

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Table of Contents
(continued)
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Exhibit A    Form of Schedule of Services

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This SERVICES AGREEMENT (this “Agreement”), dated [●] 2022, among Sanmina SCI India Private Ltd, a private limited company organised under the laws of India, with Company identification number 048391 and having its registered office at Plot No. OZ-1, SIPCOT Hi-Tech SEZ Oragadam Sriperumbudur Taluk, Kancheepuram District, Orgadam Kancheepuram TN 602105, India (“Service Provider”), and Sanmina Corporation, a company incorporated under the laws of the State of Delaware, having its principal place of business located at 2700 N. 1st Street, San Jose, California, United States of America (together with its Affiliates, excluding Service Provider, “Service Recipient” and, together with Service Provider, the “Parties”).
RECITALS
A.    Reliance Strategic Business Ventures Limited, a company incorporated in India under the Act, with Company Identification Number U74999GJ2019PLC108789 and having its registered office at Office-101, Saffron, Nr Centre Point, Panchwati 5 Rasta, Ambawadi, Ahmedabad - 380006 Gujarat – India (“Reliance”) and Service Recipient, amongst others, have entered into a shareholders agreement as of March 2, 2022 (the “Shareholders’ Agreement”) to form a joint venture to engage in the Business (as defined in the Shareholders’ Agreement).
B.    The Parties intend that, pursuant to the terms and subject to the conditions hereof, Service Provider shall perform and/or provide, or cause one or more of its Affiliates or Subcontractors to perform and/or provide, the Services to Service Recipient (each such term as defined below).
NOW, THEREFORE, in consideration of the foregoing and the representations and the warranties and agreements set forth in this Agreement, the Parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Certain Defined Terms. Terms used but not defined in this Agreement have the meanings assigned to such terms in the Shareholders’ Agreement. As used in this Agreement, the following terms have the meanings assigned below:
[“Acquisition Co”] means [•].
“Affiliate Nomination” has the meaning assigned in Section 2.3.
    “Affiliate Nominee” has the meaning assigned in Section 2.3.
    “Agreement” has the meaning assigned in the Preamble.
    “Auditors” has the meaning assigned in Section 5.1.
    “Board” means the board of directors of Service Provider.
“Cost Plus” means, with respect to any Services, the Costs for such Services and, where necessary to comply with applicable transfer pricing requirements, an agreed upon margin.

“Costs” means all reasonable costs and out-of-pocket expenses that are incurred directly in connection with the performance of the specified services, including the reasonable salaries of the employees of the Person providing such service who are directly engaged in the performance of such services, but excluding, for the avoidance of doubt, any additional amount to cover administrative overheads associated with such employees.

    “Fees” has the meaning assigned in Section 4.1(a).
    “Intellectual Property” has the meaning given in the License Agreement.
    “Intellectual Property and Know-How” means the Intellectual Property and Know-How licensed by Service Recipient to Service Provider under the License Agreement.
    “INR Margin” means, for INR amounts, [***] per cent ([***]%) per annum.
    “Invoice” has the meaning assigned in Section 4.2(a).
    “Know-How” has the meaning given in the License Agreement.
    “License Agreement” means that certain license agreement dated of even date herewith by and between Service Provider and Service Recipient relating to Intellectual Property and Know-How.
    “Non-Liable Persons” has the meaning assigned in Section 9.15.
    “Ordinary Course of Business” has the meaning assigned in the Shareholders’ Agreement.
    “Parties” has the meaning assigned in the Preamble.
“Personal Information” means all personally identifiable information (including name, address, credit card number, email address, account number, and wire transfer instructions) that is generated, collected or obtained as part of the Business, including transactional and other data pertaining to individuals.
    “Qualifying Shareholder” has the meaning assigned in the Shareholders’ Agreement.
“Reliance” has the meaning assigned in the Recitals.
    “Representatives” means, with respect to any Person, (a) its Affiliates, (b) the financing partners (actual or potential) of such Person or any of its Affiliates, (c) the direct or indirect shareholders of such Person or any of its Affiliates, and/or (d) the directors, officers, employees, general partners, managers, attorneys, accountants, insurers, investors, and financial and other advisers of such Person, any such Affiliate, any such financing partner or any such shareholder.
    “Schedule of Services” means a Schedule of Services substantially in the form attached as Exhibit A to this Agreement.

    “Service Provider” has the meaning assigned in the Preamble.
    “Service Recipient” has the meaning assigned in the Preamble.
“Services” has the meaning assigned in Section 2.1(b).
“Shareholders’ Agreement” has the meaning assigned in the Recitals.
    “Subcontractors” means contractors or other agents of Service Provider that, in each case, perform and/or provide any Service.
    “Tail Period” has the meaning assigned in Section 6.3.
    “Taxes” has the meaning assigned in Section 4.3(a).
    “Term” has the meaning assigned in Section 6.1.
    “Third Party Claim” means any claim, counterclaim, demand, action, suit, and/or proceeding or investigations made against a Company Indemnitee by a Person that is not a party to the Shareholders’ Agreement.
Section 1.2    Interpretation.
(a)    As used in this Agreement, any references to:
(i)    the Preamble or the Recitals, Articles, Sections, or Schedules are references to the Preamble or a Recital, Article, or Section of, or Schedule to, this Agreement, unless stated otherwise;
(ii)    any Governmental Authority include any successor to such Governmental Authority;
(iii)    INR, Rs, or Rupees are to the lawful currency of India;
(iv)    any Person include any successor to such Person; and
(v)    any Law include, except where otherwise stated, (A) such Law as amended, consolidated, or re-enacted from time to time, and (B) any subordinate legislation, rule or regulation made under such Law (as so amended, consolidated, or re-enacted).
(b)    References in this Agreement to “Reliance”, “Service Provider”, “Service Recipient”, or a “Party” will, unless the context otherwise requires, mean each respective Party’s or Reliance’s (as applicable) successors and permitted assigns.
(c)    The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation.”

(d)    The definitions given for terms in Section 1.1 and elsewhere in this Agreement and the Shareholders’ Agreement apply equally to both the singular and plural forms of the terms defined.
(e)    Whenever the context may require, any pronoun and variations of any such pronoun will include the corresponding singular, plural, masculine, feminine, and neuter forms.
(f)    References in this Agreement to any other agreement or document are deemed to be references to such agreement or document as it may be amended, restated, or otherwise modified or revised from time to time.
(g)    The headings in this Agreement are included for the purposes of convenience only and do not affect the construction or interpretation of any provision of this Agreement.
(h)    The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
(i)    The words “directly or indirectly” and “directly and/or indirectly” mean directly or indirectly through one or more intermediary Persons or through contractual or other legal arrangements, and “direct or indirect” and “direct and/or indirect” shall have the correlative meanings, respectively.
(j)    Where any number of days or Business Days are prescribed in this Agreement or in any document executed pursuant to the terms of this Agreement, the same shall be reckoned exclusively of the first day or Business Day, as the case may be, and inclusively of the last day or last Business Day.
(k)    References to days (not being specified as Business Days), months and years are to calendar days, calendar months and calendar years, respectively.
(l)    References to books, records, or other information means books, records or other information in any form, including paper, film, electronically stored data, microfilm.
(m)    Where the performance of any obligation by a Party under this Agreement (“Subject Obligation”) requires any Approvals in order for the Subject Obligation to be performed, then the Subject Obligation shall be deemed to include the obligation to apply for, obtain, maintain and comply with the terms of such Approvals.

ARTICLE II

SERVICE PROVIDER’S OBLIGATIONS
Section 2.1    Services.
(a)    Pursuant to the terms of this Agreement, and subject to the obligations and powers of the Board under the Laws of India, during the period beginning on the date hereof and ending on the date on which Sanmina ceases to be a Qualifying Shareholder, Service Provider shall, on a non-exclusive basis, in good faith and, for a period of two years following the Closing, without charge, provide the following services in a manner consistent with the provision of such services in the ordinary course prior to the date hereof and only insofar as such services pertain to the operations of Sanmina and [Acquisition Co] in the Territory: accounting, finance and human resources; provided, however, in no event shall Service Provider be obligated to make available more than [***] percent ([***] %) of the time of more than [***] ([***]) full time employees in connection with the provision of such services.
(b)    Pursuant to the terms of this Agreement, in addition to the services to be provided without charge as set forth in Section 2.1(a), Service Provider shall, on a non-exclusive basis and in good faith, provide specific services, as may be agreed to by the Parties, each to be set forth in a Schedule of Services substantially in the form set out in Exhibit A (the services described in Section 2.1(a) and Section 2.1(b) are referred to in this Agreement as the “Services”).
(c)    In connection with the performance of the Services, Service Provider shall utilize certain of its or its Affiliates’ employees and/or professionals having the necessary skills, qualifications, and experience to perform the required tasks as determined by Service Provider in good faith, taking into account all factors as Service Provider may reasonably determine.
Section 2.2    Schedule of Services.
(a)    During the Term, the Parties may execute Schedules of Services outlining the obligations of the Parties with respect to the Services to be provided thereunder in accordance with Section 2.1(b).
(b)    Each Schedule of Services shall become effective when it is signed by the Parties. Once in effect, each Schedule of Services will form part of this Agreement.
(c)    Each Schedule of Services shall refer to this Agreement and will be effective and in full force for the term specified therein, unless earlier terminated in accordance with Article VI.
(d)    Each Schedule of Services may be modified from time-to-time upon the mutual written agreement of the Parties.
Section 2.3    Affiliates. Service Provider may nominate (an “Affiliate Nomination”) any of its Affiliates (an “Affiliate Nominee”) to perform obligations under Section 2.1(a). Service Provider shall be responsible for (a) the performance of an Affiliate Nominee with respect to any Service or portion thereof that such Affiliate Nominee is performing, in compliance with the terms of this Agreement and (b) compliance by an Affiliate Nominee with the confidentiality obligations incorporated by reference in this Agreement pursuant to Section 9.3. In the event that the Affiliate Nominee ceases to be an Affiliate of Service Provider, the Affiliate Nomination shall automatically terminate and Service Provider (or its then Affiliates) shall provide such Services and perform all obligations of that Affiliate Nominee.
Section 2.4    Subcontractors. Service Provider may subcontract its obligations under Section 2.1(b) to one or more of Subcontractors. Service Provider shall be responsible for (a) the performance of a Subcontractor with respect to any subcontracted Service or portion thereof in compliance with the terms of this Agreement, and (b) compliance by a Subcontractor with the confidentiality obligations in accordance with Section 9.3.
Section 2.5    Conduct of Business. Service Provider and its Affiliates and Subcontractors who provide Services to Service Recipient pursuant to this Agreement shall:
(a)    discharge its obligations under Section 2.1(a) by, in good faith, implementing and utilizing that level of skill, care and attention that it applies with respect to its own business;
(b)    provide such Services in compliance with, and subject to, all requirements of Law in all material respects; and
(c)    have procured and maintained in full force during the Term such permits and approvals as may be required under Law in order for them to provide the Services contemplated under this Agreement.
Section 2.6    Property. Unless otherwise provided in a Schedule of Services, Service Provider shall obtain and maintain (or cause its Affiliates to obtain and maintain) Service Provider’s title to, and the rights and interests in, any materials, equipment, hardware, systems, software, and any other property which the Company is performing the Services in respect of.
Section 2.7    Personal Information. Service Provider shall comply with all applicable privacy and other Laws relating to protection, collection, use, and distribution of Personal Information. As between the Parties, Personal Information is the exclusive property of Service Recipient and shall be deemed Confidential Information of Service Recipient. Notwithstanding any other provisions of this Agreement to the contrary, Service Provider shall not use Personal Information for any purpose other than to provide the Services to Service Recipient under this Agreement.
ARTICLE III

EMPLOYEES
Section 3.1    Employees.
(a)    Unless otherwise provided in the Schedule of Services, Service Provider shall be responsible for all (i) salary, employment, and other benefits and liabilities, (ii) payroll, employment, social security, workers compensation, unemployment, disability and similar Taxes

(including all withholding Taxes on such payments or benefits), and (iii) compliance with all employment, immigration, and any other Laws, in each case (i), (ii), and (iii), relating to the personnel of Service Provider assigned to perform and/or provide a Service. In performing their respective duties hereunder, all personnel of Service Provider will be under the direction, control, and supervision of Service Provider, and, except as otherwise provided in the Schedule of Services, Service Provider will have exclusive authority with respect to the employment (including termination of employment), assignment, and compensation of such personnel.
(b)    Service Provider shall ensure that personnel providing Services are not disqualified from performing the Services under applicable Laws.
Section 3.2    Continuity. Service Provider shall use commercially reasonable efforts to maintain continuity in personnel providing Services to Service Recipient, it being understood that Service Provider shall not be obligated to ensure that any particular individual will be available to provide such Services.
Section 3.3    Agreements with Employees Providing Services. Service Provider shall ensure that its employees and Subcontractors providing Services are bound by written agreements, on customary terms, relating to confidentiality and the assignment of Intellectual Property rights, sufficient for Service Provider to comply with its obligations under this Agreement.
ARTICLE IV

FEES AND PAYMENT
Section 4.1    Fees.
(a)    During the term of this Agreement (including any Tail Period), Service Recipient shall pay to Service Provider, or shall cause to be paid to Service Provider (i) for the Services provided pursuant to Section 2.1(a), an amount for such Services which will be determined on a Cost Plus basis, provided, however, that there shall be no payment for any Services provided pursuant to Section 2.1(a) during the period from Closing until the date that is twenty four (24) months following the Closing Date, and (ii) for the Services provided pursuant to Section 2.1(b), an amount for such Services as determined in accordance with the corresponding Schedule of Services (each such amount payable under (i) and (ii) being the “Fees”). Other than Fees set forth in the Schedules of Services, Service Provider shall not charge any fees for Services provided to Service Recipient.
(b)    During the term of this Agreement (including any Tail Period), Service Recipient shall reimburse Service Provider for the reasonable pre-approved out-of-pocket travel expenses, if any, incurred in connection with this Agreement by Service Provider and its Affiliates, all in accordance with Service Provider’s expense reimbursement policy. Out-of-pocket expenses shall include all out-of-pocket expenses reasonably incurred in connection with the performance of the corresponding services, including reasonable expenditures by any salaried employees or independent contractors.

(c)    Service Provider shall keep complete and accurate records in connection with the Fees and any reimbursable travel expenses.
Section 4.2    Invoicing; Payments.
(a)    No later than twenty (20) days following the end of each calendar quarter, Service Provider shall deliver Service Recipient an invoice for an amount equal to the Fees incurred by Service Recipient in the immediately preceding calendar quarter (“Invoice”). Each such Invoice shall reasonably identify each material item included in the Fees, any travel expenses to reimbursed and any relevant measurements and calculations used in the preparation of such Invoice.
(b)    Service Recipient shall pay the amount stated on each Invoice within thirty (30) days after delivery of such Invoice.
(c)    Unless otherwise required by Law or agreed in writing between the Parties, all payments made under this Agreement will be made in INR by wire transfer to a bank of Service Provider’s choice, specified by Service Provider at least seven Business Days prior to the first scheduled payment by written notice to Service Provider, which choice of bank may be changed by Service Provider to any other bank at any time upon at least seven Business Days prior written notice to Service Recipient.
(d)    In the event Service Recipient disputes any amounts invoiced by Service Provider, Service Recipient shall nevertheless pay the entire amount of such Invoice in a timely manner in accordance with this Section 4.2. If an arbitral tribunal appointed in accordance with Section 9.3 finally determines that any amount in dispute was not owed to Service Provider, then Service Provider shall promptly reimburse Service Recipient such amount together with interest at the INR Margin, from the date such amounts were paid by Service Recipient to the date of the actual reimbursement by Service Provider (but in no case will such interest rate exceed the maximum rate permitted by Law).
(e)    Payments for undisputed amounts past due will bear interest calculated on a per annum basis from the due date to the date of actual payment at an interest rate equal at all times to the INR Margin, determined on the due date, but in no case higher than the maximum rate permitted by Law.
Section 4.3    Taxes.
(a)    Notwithstanding anything else to the contrary in this Agreement, all sales, transfer, goods, services, value-added, or similar gross-receipts-based tax imposed on Service Provider or its Affiliates in connection with the provision of the Services (including any such tax that is required to be withheld, but excluding all taxes imposed on Service Provider or its Affiliates based upon or calculated by reference to net income, gain, or capital) (collectively, “Taxes”) shall be paid by Service Recipient, provided that at the request of Service Recipient, Service Provider and its Affiliates shall take reasonable measures in accordance with Law to mitigate the occurrence of such Taxes.

(b)    If Service Recipient is required to withhold and pay any withholding Tax imposed at source or tax deduction at source as applicable on any amount payable to Service Provider under this Agreement, then Service Recipient shall deliver to Service Provider the original or true copy of the tax receipt or other proof of payment, and Service Recipient’s payment of the balance (after deducting any such withholding) will constitute payment in full of the amount owed by Service Recipient to Service Provider. Service Provider will provide required tax and other supporting documentation as needed for compliance by Service Recipient.
ARTICLE V

AUDIT
Section 5.1    Audit. Service Recipient shall have the right to conduct an audit in connection with the Services provided by Service Provider for which Service Provider charges a non-fixed Fee by providing written notice to Service Provider. Upon such notice from Service Recipient, and subject to the execution of confidentiality agreements on customary terms, Service Provider shall provide Service Recipient, its auditors (including internal audit staff and external auditors), inspectors, and regulators (collectively, the “Auditors”) with access, at reasonable times, to (a) Service Provider’s or its Affiliates’ or their Subcontractors’ personnel (as applicable), (b) data, books, and records directly relating to such Services, and (c) financial books and records and related supporting documentation (excluding Service Provider’s or its Affiliates’ or their Subcontractors’ (as applicable) cost data, internal cost analysis, and materials directly related thereto, but other than to verify Fees for the purposes of this Agreement) directly relating to such Services, in each case solely to the extent necessary to (i) verify compliance with Article IV of this Agreement, (ii) support an audit of Service Recipient’s financial statements or the financial statements of an Affiliate with which Service Recipient’s accounts are consolidated, (iii) comply with the requirements or request of Governmental Authorities relating to this Agreement and Service Recipient’s business or (iv) satisfy other reasonable compliance requirements of Service Recipient or its Affiliates. Service Provider shall, and shall procure that its Affiliates shall, provide any assistance that Auditors may reasonably require with respect to such audits. The fees and expenses of the Auditors shall be borne by Service Recipient. For the avoidance of doubt, Service Recipient’s right to conduct an audit under this Section 5.1 does not apply to Services for which Service Provider does not charge any fee or otherwise charges a fixed Fee pursuant to the Schedule of Services under which that Service is provided.
ARTICLE VI

TERM, TERMINATION
Section 6.1    Term. The term of this Agreement (the “Term”) shall commence on the Closing and continue until the earlier of (a) the Parties terminating this Agreement in accordance with Section 6.2, and (b) termination of the Shareholders’ Agreement; provided that if an individual Service has a commencement and expiration date set forth in the Schedule of Services, such Service shall commence and expire on the dates set forth in such Schedule of Services.
Section 6.2    Termination. Service Recipient may terminate any individual Service for convenience on 90 days’ prior written notice to Service Provider. Either Party may terminate this

Agreement on 90 days’ prior written notice if Service Recipient is no longer a Qualifying Shareholder.
Section 6.3    Transition Assistance. Upon termination of this Agreement and during the six (6) months after such termination (such six (6)-month period, the “Tail Period”, Service Provider shall reasonably cooperate with Service Recipient to effect an orderly transition of the Services described herein to Service Recipient (and as may be further detailed and augmented by Service Recipient in a formal scope of work document) or to any new service provider designated by Service Recipient, including, at the instruction of Service Recipient, by continuing to provide the Services as Service Recipient transitions such Services to Service Recipient or a replacement service provider (subject to Service Provider’s payment of reasonable, mutually-agreed-upon Fees); provided, that such replacement service provider enters into a confidentiality agreement with Service Provider on terms and conditions reasonably acceptable to Service Provider.
Section 6.4    Survival. Termination of this Agreement will not relieve either Party of any obligation or liability accrued hereunder prior to such termination. Without limiting the foregoing, Section 6.3 (Transition Assistance), this Section 6.4 (Survival) and Article V (Audit), Article VII (Indemnification), Section 8.2 (Disclaimer of Other Warranties), Section 8.3 (Limitation of Liability) and Article IX (Miscellaneous) will survive termination or expiration of this Agreement.
ARTICLE VII

INDEMNIFICATION
Section 7.1    To the fullest extent permitted by Law, Service Recipient shall be entitled to seek indemnity and other relief pursuant to and in accordance with Article XIII of the Shareholders’ Agreement for any Third Party Claims arising out of or related to Service Provider’s fraud, gross negligence, or willful misconduct in providing any of the Services to Service Recipient as if Article XIII of the Shareholders’ Agreement was set forth at length in this Agreement (which provisions are incorporated by reference mutatis mutandis) with the understanding and agreement that when incorporated into this Agreement the following shall apply:
(a)    references in Article XIII of the Shareholders’ Agreement to “the Company” shall be deemed to be references to Service Provider;
(b)    references in Article XIII to a “Company Indemnitee” shall be deemed to be references to Service Recipient and its Affiliates (excluding Service Provider), stockholders, members, managers, directors, officers, partners, employees, and agents, but otherwise shall not include those Persons listed in clauses (i) and (ii) of section 13.1(a) thereof;
(c)    references in Article XIII to “this Agreement” shall mean this Agreement;
(d)    sections 13.1(b), 13.2(g), 13.6 and 13.7 shall be of no effect in this Agreement; and

(e)    section 13.5 shall be deemed to read “Service Recipient shall not be entitled to recover from Service Provider for any incidental, special or punitive damages arising out of, relating to, or in connection with, this Agreement, Service Provider, or Service Provider’s assets, business, or affairs.”.
Section 7.2    The provisions regarding indemnification set forth in this Article VII shall not be exclusive of and shall be without prejudice to any other rights to which Service Recipient may be entitled under any Law, this Agreement, or any other agreement. In no event may a Party to a Transaction Document seek to recover any Losses against another Party to such Transaction Document to the extent the same Loss or Losses arising out of, or otherwise based on, the same set of facts have already been recovered by such Party under any other Transaction Document or are otherwise the subject of an existing claim or proceeding under such other Transaction Document.
ARTICLE VIII

REPRESENTATIONS AND WARRANTIES
Section 8.1    Representations of the Parties. Each Party severally represents and warrants, as to itself and not as to any other Party, to the other Party that the following representations and warranties are true and correct, in each case, as of the date of this Agreement:
(a)    such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation;
(b)    the execution, delivery, and performance of this Agreement by such Party has been duly and validly authorized and approved by all necessary corporate action, and such Party has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity;
(c)    the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not, with or without the giving of notice or the passage of time or both, breach or violate: (i) the terms of the organizational documents of such Party; (ii) any requirement of Law (assuming, without any investigation, no breach or violation of any requirement of Law by any other Party); or (iii) any agreement or instrument to which such Party is a party, result in the creation or imposition of any Lien upon the property or assets of such Party, or give any third party the right to terminate or cancel any right of such Party under any agreement or instrument to which such Party is a party;
(d)    no consent, approval, or authorization of, or registration, declaration, notice, report, or other filing with, any Governmental Authority is required to be obtained or made by such Party in connection with the execution, delivery, or performance by such Party of this Agreement, other than as contemplated hereunder; and

(e)    such Party (i) is, and has been, in compliance in all material respects with all applicable Laws, and (ii) to the knowledge of such Party, is not under investigation with respect to any material violation of any applicable Law, in each case (i) and (ii), to the extent that such compliance and/or absence of investigation relates to and/or affects the ability of such Party to perform any of its obligations under this Agreement.
Section 8.2    Disclaimer of Other Warranties.
(a)    EACH PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, THAT IS NOT MADE BY SUCH PARTY IN THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, SERVICE PROVIDER EXPRESSLY DISCLAIMS ALL WARRANTIES, CONDITIONS, AND/OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SERVICES RENDERED BY IT (OR ON ITS BEHALF), AND TO THE QUALITY OF THE PERFORMANCE AND/OR PROVISION OF THE FOREGOING, INCLUDING ANY AND ALL IMPLIED WARRANTIES AND/OR CONDITIONS, WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, AND/OR BY COURSE OF DEALING. EXCEPT AS PROVIDED IN THIS AGREEMENT, ALL SERVICES UNDER THIS AGREEMENT ARE RENDERED “AS IS” AND “WITH ALL FAULTS.”
(b)    NEITHER PARTY MAKES ANY WARRANTY, COVENANT, OR REPRESENTATION CONCERNING THE LIKELIHOOD OF PROFITABLE BUSINESS AND/OR OF ANY BUSINESS RESULTS USING SUCH PARTY’S INTELLECTUAL PROPERTY.
Section 8.3    Limitation of Liability.
(a)    Neither Party shall be liable to the other Party for any indirect or consequential loss arising from or in connection with this Agreement whether in contract, tort (including negligence) or otherwise. Notwithstanding the previous sentence, nothing in this Agreement shall limit or exclude the liability of either Party for:
(i)    personal injury or death caused by a Party’s negligence;
(ii)    any liability for which it would be unlawful to limit or exclude.
ARTICLE IX

MISCELLANEOUS
Section 9.1    Equitable Remedies.
(a)    The Parties agree that (i) any material breach of this Agreement by any Party arising out of its willful misconduct or fraud and/or, with respect to Service Provider’s obligations under Section 2.1, any material breach thereof arising out of Service Provider’s bad faith, may result in immeasurable and irreparable harm to the other Party, (ii) monetary damages may be an inadequate remedy for any such material breach, and (iii) in addition to any other rights and/or remedies that such other Party may have, such other Party may seek as a remedy for a material breach of this Agreement arising out of willful misconduct or fraud and/or, with respect to Service Provider’s obligations under Section 2.1, any material breach thereof arising out of Service Provider’s bad faith, (A) interim relief in, (B) equitable relief, including specific performance, from, and (C) to enter and/or enforce any award, judgment, and/or order of, any court of competent jurisdiction, in addition to any and all other legal or equitable remedies available to them.
(b)    Each Party agrees that in connection with a material breach of this Agreement arising out of the other Party’s willful misconduct or fraud and/or, with respect to Service Provider’s obligations under Section 2.1, any material breach thereof arising out of Service Provider’s bad faith, it will (i) not oppose the granting of any such equitable relief on the grounds that monetary damages would be an adequate remedy, and (ii) waive any requirement for the posting of any bond in connection with such equitable relief.
Section 9.2    Inconsistency.
(a)    Subject to Section 9.2(b), if there is any conflict or inconsistency between the main body of this Agreement and any Schedule of Services incorporated by reference into this Agreement, the main body of this Agreement shall prevail to the extent of such conflict or inconsistency.
(b)    If a provision of any Schedule of Services incorporated by reference into this Agreement is (i) expressly stated to take precedence over a provision of the main body of this Agreement, and (ii) such reference is expressly set out in the designated part of the Schedule of Services, then notwithstanding Section 9.2(a), the provision of such Schedule of Services shall prevail to the extent of such conflict or inconsistency.
(c)    If the provisions of this Agreement (including any Schedule of Services incorporated by reference into this Agreement) are inconsistent with the provisions of the Shareholders’ Agreement, then any such inconsistency shall be resolved in a manner to reflect the benefit of the overall bargain of Reliance and Service Recipient as contemplated by the Transaction Documents with the understanding that it is the intent of the Parties that Service Recipient will have the sole right and discretion to make all decisions affecting matters in the Ordinary Course of Business of Service Provider subject to the protections afforded to Reliance by the Affirmative Vote Matters and as otherwise may be provided by applicable Law.
Section 9.3    Miscellaneous. The provisions of Sections 10.10 (Confidentiality), 15.1 (Notices), 15.10 (Severability), 15.15 (Counterparts), 15.16 (Entire Agreement) and Article XIV (Arbitration) of the Shareholders’ Agreement shall apply to this Agreement and are incorporated by reference mutatis mutandis as if set forth at length in this Agreement.
Section 9.4    Costs and Expenses. Each Party shall bear all costs and expenses incurred by such Party in connection with this Agreement and the transactions contemplated by this Agreement, except as otherwise expressly provided herein.

Section 9.5    Assignment. This Agreement (and the rights and obligations hereunder) shall not be assignable or otherwise Transferable by any Party, other than to a Transferee in connection with a Transfer of Shares that complies with any applicable Transfer restrictions and conditions, in this Agreement or otherwise, without the prior written consent of the other Parties, and any purported assignment or other Transfer without such consent shall be null and void ab initio. This Agreement shall inure to the benefit of and be binding upon each Party and each Party’s successors, heirs, permitted assigns, and legal representatives.
Section 9.6    Effect of Waiver or Consent. A failure or delay in exercising any right in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right will not be presumed to preclude any subsequent or further exercise of that right or the exercise of any other right. Any modification or waiver of any provision of this Agreement will not be effective unless made in writing. Any such waiver shall be effective only in the specific instance and for the purpose given. Any waiver shall not create any right of a Party benefiting from such waiver to receive any similar (or any other) waiver in the future, and shall not create any right of any other Party to receive a waiver, whether in a similar circumstance or in any other circumstance, and whether or not the waiver sought by such Party is similar to a waiver obtained by any other Party.
Section 9.7    Amendment. Any provision of this Agreement may only be amended through the execution and delivery of a written instrument by all the Parties.
Section 9.8    Authority. Nothing in this Agreement is or shall be deemed to (a) make any Party or any employee of such Party the agent, employee, or partner of any other Party, or (b) provide any Party or any employee of such Party with the authority to act on behalf of any other Party or to bind any other Party to any contract, agreement or other similar legally binding obligation.
Section 9.9    Governing Law. This Agreement and its enforcement shall be governed by, and construed and enforced in accordance with, the Laws of England and Wales, without regard to any conflicts-of-laws principles that would cause the application of Laws of any jurisdiction other than those of England and Wales.
Section 9.10    Further Assurances; Regulatory Approvals. Each Party shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the intention of the Parties as expressed in this Agreement, including cooperating, consulting with the other Party, and using reasonable efforts to (a) promptly prepare and file all applications and documents relating to, and (b) obtain as promptly as practicable, in each case (a) and (b), all Governmental Authorities’ and other third parties’ consents and/or approvals required in connection with this Agreement.
Section 9.11    Force Majeure. Any Party shall be excused from its performance under this Agreement to the extent and for so long as its performance is prevented, wholly or in part, by fire, flood, earthquake, other act of God, war, riot, strike, lockout or any other circumstances outside and beyond its reasonable control, provided that the Party seeking to be excused shall notify the other Party in writing as soon as practicable after the commencement of the condition preventing its performance and shall endeavor to resume performance as soon as practicable.

Section 9.12    Contracts (Rights of Third Parties) Act 1999. Except was provided in Section 9.13, a Person who is not a Party has no right to enforce any term of this Agreement under the United Kingdom Contracts (Rights of Third Parties) Act 1999.
Section 9.13    Exceptions to Section 9.12. Subject to Section 9.14, Non-Liable Persons may enforce the terms of Section 9.15 (Non-Liable Persons) notwithstanding in each case that they are not a party to this Agreement.
Section 9.14     No Third-Party Consent for Amendment. Notwithstanding Section 9.13, this Agreement may be varied in accordance with Section 9.7 (Amendment), and may be rescinded by written agreement between the parties, without the consent of, and without reference to, any person entitled to enforce any term of this agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.
Section 9.15    Non-Liable Persons. Only the Parties shall have any obligation or liability under this Agreement. Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement shall be had against any current or future Affiliate of Reliance or Service Recipient, any current or future direct or indirect shareholder, member, general or limited partner, Controlling Person or other beneficial owner of Reliance or Service Recipient or any such Affiliate, any of their respective members, partners, Controlling Persons, Directors, officers, employees, consultants, accountants, legal counsel, advisors, agents and other representatives, or any of the successors and assigns of each of the foregoing (collectively, “Non-Liable Persons”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person for any obligation of Reliance or Service Recipient under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

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EXECUTED as an agreement as of the date first written above.

SANMINA SCI INDIA PRIVATE LTD

By:
Name:
Title:

SANMINA CORPORATION

By:
Name:
Title:

Exhibit A
Form of Schedule of Services
Schedule of Services: [insert name]
This Schedule of Services is incorporated into and forms part of the Services Agreement entered into between Sanmina-SCI Private Limited and Sanmina Corporation dated [•], 2022. Terms not defined in this Schedule of Services have the meaning given elsewhere in the Services Agreement. In the event and to the extent of any conflict between this Schedule of Services and the Services Agreement, Section 9.2 of the Service Agreement shall apply.

Item	Details
Date	[Insert date]
Service Provider	[Insert, e.g., Sanmina-SCI Private Limited]
Service Recipient	[Insert, e.g., Sanmina Corporation]
Scope	[Insert description of the scope of services]
Term	[Insert duration]
Fee	[Insert fee, if any]

EXECUTED as an agreement as of the date first written above.

SANMINA SCI INDIA PRIVATE LTD

By:
Name:
Title:

SANMINA CORPORATION

By:
Name:
Title: